Exhibit (k)

Administration Agreement

UST GLOBAL PRIVATE MARKETS FUND, LLC

ADMINISTRATION AND ACCOUNTING SERVICES AGREEMENT

THIS ADMINISTRATION AND ACCOUNTING AGREEMENT is made and entered into as of October 17, 2007, by and between J.D. Clark & Company (the “Administrator”) and UST Global Private Markets Fund, LLC (the “Company”).

WITNESSETH:

WHEREAS, the Company is registered as a closed-end, non-diversified management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Company desires to retain the Administrator to provide certain administrative, accounting, and tax services to Company and the Administrator desires to provide such services.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby the parties hereto agree as follows:

1. Definitions. As used in this Agreement:

(a) “1933 Act” means the Securities Act of 1933, as amended.

(b) “1934 Act” means the Securities Exchange Act of 1934, as amended.

(c) “Adviser” means Bank of America Capital Advisors LLC, or another entity that serves as the Company’s investment adviser.

(d) “Authorized Person” means any person duly authorized by the Company’s Board of Managers to give Oral Instructions and Written Instructions on behalf of the Company and listed on the Authorized Persons Appendix attached hereto and made a part hereof or any amendment thereto as may be received by the Administrator. An Authorized Person’s scope of authority may be limited by the Company by setting forth such limitation in the Authorized Persons Appendix.

(e) “Board of Managers” shall have the same meaning as set forth in the Company Agreement.

(f) “CEA” means the Commodities Exchange Act, as amended.

(g) “Company Agreement” means the Company’s limited liability company agreement, as may be amended from time to time.

(h) “GLB Act” means the Gramm-Leach-Bliley Act, as amended.

(i) “Members” shall have the same meaning as set forth in the Company Agreement.

(j) “Oral Instructions” mean oral instructions received by the Administrator from an Authorized Person or from a person reasonably believed by the Administrator to be an Authorized Person.

(k) “PPM” means the Company’s Confidential Private Placement Memorandum, as may be revised from time to time.

(l) “SEC” means the Securities and Exchange Commission.

(m) “Securities Laws” means the 1933 Act, the 1934 Act, the 1940 Act and the CEA.

(n) “Special Member” shall have the same meaning as set forth in the Company Agreement.

(o) “Written Instructions” mean written instructions signed by an Authorized Person and received by the Administrator. The instructions may be delivered by hand, mail, tested telegram, cable, telex or facsimile sending device.

2. Appointment. The Company hereby appoints the Administrator to provide administrative, accounting, and tax services, in accordance with the terms set forth in this Agreement. The Administrator accepts such appointment and agrees to furnish such services.

3. Compliance with Rules and Regulations. The Administrator undertakes to comply with all applicable requirements of the Securities Laws, and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by the Administrator hereunder. Except as specifically set forth herein, the Administrator assumes no responsibility for such compliance by the Company.

4. Records; Visits.

(a) The books and records pertaining to the Company, which are in the possession or under the control of the Administrator, shall be the property of the Company. Such books and records shall be prepared and maintained as required by the 1940 Act and other applicable securities laws, rules and regulations. The Company and Authorized Persons shall have access to such books and records at all times during the Administrator’s normal business hours. Upon the reasonable request of the Company, copies of any such books and records shall be provided by the Administrator to the Company or to an Authorized Person, at the Company’s expense.

(b) The Administrator shall keep the following records:

(i) all books and records with respect to the Company’s books of account;

(ii) records of the Company’s securities transactions; and

(iii) specific books and records as the Company is required to maintain pursuant to Rule 31a-1 and 31a-2 of the 1940 Act in connection with the services provided by the Administrator hereunder as follows:

(a) Shareholder Transactions Journal

(b) Portfolio Transactions Journal

(c) Cash Receipts and disbursements Journal including Cash Reconciliations

(d) Transactions Journal

(e) General Ledger

(f) Portfolio Securities Ledger

(g) Capital Share Ledger including NAV Calculation Schedules (“pricing sheets”), and

(h) Trial Balance

5. Description of Services. The Administrator will perform the following administration and accounting services:

(a) Establish, periodically review and update the Company’s accounting systems and internal controls;

(b) Evaluate accounting and recordkeeping procedures and practices of investment managers being considered for investment by the Company;

(c) Monitor accounting and recordkeeping procedures and practices of investment managers retained by the Company;

(d) Consult with investment managers to obtain accurate and timely performance evaluation on a monthly basis;

(e) Provide the Company with an estimate of tax gains and losses and other allocations with respect to each member of the Company, as of December 15 of each year and at such other times that are practicable, as may be requested by the Company;

(f) Prepare detailed quarterly financial statements and performance summary for the Company;

(g) Establish and maintain on a quarterly basis, the Member interests in the Company, and prepare and record all transactions, including capital commitments, capital calls, draw downs, and distributions;

(h) Prepare, send, and follow up on all capital drawdown notices to Members according to the PPM;

(i) Consult with the auditors designated by the Company to establish procedures for the annual audit of the Company and prepare such reports and information as may be requested by such auditors;

(j) Consult with attorneys retained by the Company to ensure compliance with the Company’s limited liability company agreement;

(k) Prepare and File Excelsior’s Annual, Semi-Annual and Quarterly Reports with the SEC on Forms N-SAR, N-CSR, N-Q and N-PX via EDGAR;

(l) Prepare for execution and file the Company’s Federal Form 1065 and state tax returns;

(m) Prepare annual Form K-1’s and supplementary schedules for Members in accordance with applicable tax regulations;

(n) Maintain the register of Members of the Company and enter on such register, all issues, transfers and repurchases of interests in the Company;

(o) Arrange for the calculation of the issue and repurchase prices of interests in the Company in accordance with the Company’s limited liability company agreement and PPM;

(p) Allocate income, expenses, gains and losses to individual Members’ capital accounts in accordance with applicable tax laws and with the Company’s limited liability company agreement;

(q) Retain in a safe place Share Registers and transfer forms for a period of at least six years from the time of execution;

(r) Calculate net asset value of the Company as referenced in the PPM;

(s) Calculate and invoice the Company for the amount of quarterly advisory fees due from each Member;

(t) Calculate any carried interests due to the Special Member, its affiliate, and/or the Subadviser for each Member;

(u) On a monthly basis (or more frequently, if deemed necessary) compare the register of Members against the Office of Foreign Asset Control’s (“OFAC”) Watch List (as promulgated by the U.S. Treasury Department) and the U.S. Securities and Exchange Commission Watch List (as periodically updated by the SEC). If there is a match between the Member List and OFAC’s Watch List, the Administrator shall notify the Company, or a designee, of all account matches against such list, including information regarding the nature of the match; and

(v) Mail the annual privacy notice to Members of the Company who are not clients of The Bank of America Corporation.

6. Standard of Care. The Administrator shall be obligated to exercise reasonable care and diligence in the performance of its duties hereunder, to act in good faith and to use its best efforts in performing the services provided for under this Agreement. The Administrator shall be liable for any damages arising out of the Administrator’s failure to perform its duties under this Agreement to the extent such damages arise out of the Administrator’s willful misfeasance, bad faith, negligence or reckless disregard of such duties.

7. Compensation. The Company shall pay the Administrator, on a quarterly basis, within ten days after the end of each calendar quarter, a fee which shall be equal to the greater of (i) $20,000 or (ii) .00025 times the Company’s net assets under management as of the first day of such calendar quarter for $0 to $75,000,000; plus .0001875 times the Company’s net assets under management as of the first day of such calendar quarter for $75,000,001 to $150,000,000; plus 0.000125 times the Company’s net assets under management in excess of $150,000,000. The maximum fee due and payable by the Company to the Administrator shall be no more than $125,000 per quarter, subject to an annual upward revision as of each January 1 equal to the prior maximum fee per quarter multiplied by a factor equal to one plus the inflation rate for the preceding calendar year.

8. Confidential Information. The Administrator will have access to and become acquainted with records of and information relating to the Company, its Members and affiliates (collectively, “Confidential Information”). Neither the Administrator nor any of its officers, employees or agents shall disclose any of the Confidential Information (including any client list or other confidential information relating to the businesses of the Company or its affiliates), directly or indirectly, or use them in any way, either during the term of this Agreement or at any time thereafter, except as required in the course of performing duties for the Company under this Agreement and unless the disclosure of any such Confidential Information is otherwise consented to, in writing, by the Company. As used in this Section 8 the term “Confidential Information” does not include information that (a) becomes or has been generally available to the public other than as a result of disclosure by the Administrator; (b) was available to the Administrator on a nonconfidential basis prior to its disclosure by the Company or any of its affiliates; or (c) is independently developed or becomes available to the Administrator on a nonconfidential basis from a source other than the Company or its affiliates.

Further, the Administrator will adhere to all applicable laws and regulations relating to consumer privacy, including the GLB Act (“Privacy Law”), and to the privacy policies adopted by the Company pursuant to Title V of the GLB Act. Notwithstanding the foregoing, the Administrator will not share any nonpublic personal information concerning any of the Company’s Members with any non-affiliated party unless specifically directed by the Company or allowed under one of the exceptions noted under Privacy Law. The Administrator shall (a) cause its employees and agents to be informed of, and to agree to be bound by, Privacy Law and the relevant provisions of this Agreement, and (b) maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, any nonpublic personal information concerning any of the Company’s Members.

9. Liaison with Accountants. The Administrator shall act as liaison with the Company’s independent public accountants and shall provide account analyses, fiscal year summaries, and other audit-related schedules. The Administrator shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information is made available to such auditors and accountants in a timely fashion for the expression of their opinion, as required by the Company.

10. Disaster Recovery. In the event of equipment failures, the Administrator shall, at no additional expense to the Company, take reasonable steps to minimize service interruptions. The Administrator shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by the Administrator’s own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties or obligations under this Agreement.

11. Other Services. Other services rendered at the option or request the Company that are not outlined in Section 5 above, shall be billed at an hourly rate of $150.

12. Term. This Agreement shall continue until terminated by the Company or the Administrator on sixty days’ prior written notice to the other party.

13. Notices. All notices and other communications, including Written Instructions, shall be in writing or by confirming telegram, cable, telex or facsimile sending device. If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given three days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered. Notices shall be addressed (a) if to the Administrator, at J. D. Clark & Co., 2425 Lincoln Avenue, Ogden, Utah 84401; (b) if to the Company, at UST Global Private Markets Fund, LLC, 225 High Ridge Road, Stamford, CT 06905, Attn.: Steven L. Suss, Chief Financial Officer; or (c) if to neither of the foregoing, at such other address as shall have been provided by like notice to the sender of any such notice or other communication by the other party.

14. Amendments. This Agreement, or any term thereof, may be changed or waived only by written amendment, signed by the party against whom enforcement of such change or waiver is sought.

15. Delegation; Assignment. This Agreement and the rights and duties of the parties herein may not be assigned or delegated by any party without the written consent of each party.

16. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

17. Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

18. Miscellaneous.

(a) Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties and Oral Instructions.

(b) Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(c) Governing Law. This Agreement shall be deemed to be a contract made in Utah and governed by Utah law, without regard to principles of conflicts of law.

(d) Partial Invalidity. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

(e) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(f) Facsimile Signatures. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

(g) Transfer Agent. The Administrator represents that it is registered as a Transfer Agent pursuant to Section 17A of the 1934 Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

UST GLOBAL PRIVATE MARKETS FUND, LLC

/s/ Steven L. Suss
By: Steven L. Suss
Title: Chief Financial Officer

J. D. CLARK & COMPANY

/s/ Jeffrey D. Clark
By: Jeffrey D. Clark
Title: Chief Executive Officer